FOR IMMEDIATE RELEASE:

                                                           Contact: Terry Badger
                                                      Director of Communications
                                                                    210.308.1221
                                                             tbadger@usfunds.com


          U.S. GLOBAL INVESTORS ADJOURNS SPECIAL SHAREHOLDERS' MEETING;
          PROXIES RECEIVED SHOW STRONG SUPPORT FOR PROPOSED AMENDMENTS
--------------------------------------------------------------------------------

SAN ANTONIO--January 12, 2007-- Proxies have been submitted by shareholders representing nearly half of the publicly traded shares of U.S. Global Investors, Inc. (NASDAQ: GROW). Of the proxies received, more than 93% are in favor of Proposal One and more than 80% are in favor of Proposal Two. However, because less than a majority of the holders of the publicly traded Class A Common Stock had submitted their proxies when the special meeting was convened, which the company believes is due in large part to the holiday season, the company had not yet attained a quorum and adjourned its special meeting.

U.S. Global shareholders now have additional time to cast their votes and the company will continue to solicit votes on the two proposals. Proposal One would increase authorized shares to enable the company to effect a two-for-one stock split. Proposal Two would modify the relative dividend and liquidation preference rights of the different classes of common stock and permit conversion of Class C Common Stock to Class A Common Stock. The U.S. Global special meeting will reconvene on January 31, 2007 at 9:00 a.m. Central time at 7900 Callaghan Road, San Antonio, Texas 78229. The record date for shareholders entitled to vote at the special meeting remains November 20, 2006.

Under Texas law, approval of Proposal One and Proposal Two requires the affirmative vote of two-thirds of all issued and outstanding shares of U.S. Global's Class A Common Stock and Class C Common Stock, voting separately by class.

"The adjournment will allow additional time for all shareholders who had the right to vote as a result of share ownership on November 20, 2006 to vote," Frank Holmes, Chief Executive Officer and Chief Investment Officer of U.S.
Global, said. "We believe providing additional time to vote is in the best interest of the shareholders and that it is clear from the initial votes cast that the shareholders desire that these amendments be approved. We thank the large number of shareholders who have submitted proxies in support of the proposals. The Board of Directors has unanimously approved the proxy proposals, and has recommended that eligible shareholders of record on November 20, 2006 vote FOR approval of both proposals."

A failure to vote has the same effect as a vote against the proposals. Any shareholder who held shares through their broker, bank or other custodian at the close of business on November 20, 2006, should contact such custodian to receive proxy materials and vote their shares.

If both proposals are approved, shareholders of record on February 7, 2007, will receive a special dividend of $0.25 per share based on the number of post-split shares held. This dividend will be paid on February 16, 2007.

Valid proxies submitted by U.S. Global shareholders prior to the January 10, 2007, meeting will continue to be valid for purposes of the reconvened meeting. As more fully described in the Proxy Statement, U.S. Global shareholders are entitled to change their votes or revoke their proxies at any time prior to the vote being taken. Any shareholder who has executed a proxy but who is present at the continuation of the special meeting on January 31, 2007, and who wishes to vote in person on the Proposals may do so by revoking his or her proxy in writing at the continuation of the special meeting. Therefore, the final results of voting at the special meeting, once reconvened, could differ materially from the initial count above.

A postcard is being sent to shareholders providing details about the new time and location for the meeting.

Last-minute voting instructions

U.S. Global shareholders as of the November 20, 2006 record date can vote, even if they have subsequently sold their shares:

By Phone: Call our Proxy Client Service Center at (877) 777-3412. Please refer to your proxy vote card for your Control Number. You can vote using this method even if you have lost or discarded your proxy card.
By Internet: Go to www.proxyvote.com. Please enter the Control Number on your proxy vote card and click the "Vote" button under "Postal Mail Recipients." The online ballot will then appear.
By Mail: Sign, date and return your proxy vote card in the postage-paid envelope enclosed with the proxy.

U.S. GLOBAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE SPECIAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT HTTP://WWW.SEC.GOV. In addition, a shareholder who wishes to receive a copy of THE DEFINITIVE proxy materials, without charge, should submit this request to U.S. Global's proxy solicitor, ADP, at 57 Mercedes Way, Edgewood, New York 11707 or by calling ADP toll-free at (877) 777-3412.

About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company offers financial solutions and provides transfer agency and other services to U.S. Global Investors Funds and U.S. Global Accolade Funds.

With an average of $4.8 billion in assets under management in the quarter ended September 30, 2006, U.S. Global Investors manages 13 no-load mutual funds that offer a variety of investment options, from emerging markets to money markets. In general, trends in the assets under management are the critical drivers of revenue and earnings trends.

This news release includes  forward-looking  statements  concerning the Company.
These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates. The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. Actual results and outcomes often differ from expectations.